UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2015

SWINGPLANE VENTURES, INC.
Exact name of registrant as specified in its charter

Nevada	000-54571	27-2919616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 West Ray Rd., 2nd Floor, Chandler, AZ	85226
(Address of principal executive offices)	(Zip Code)

(800) 373-0537
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Directors; Appointment of Certain Officers:

On February 17, 2015, the Board of Directors of the Company elected Donald Ray Lamont Wanner Sr. as President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and a director of the Company.

Mr. Wanner, 40 years, has spent much of his career working with small and midsize mineral exploration and production companies. He has served as a shift foreman and worked in materials handling for EP Minerals at their Colado plant in Lovelock, Nevada. Mr. Wanner set up and ran the site lab for First Gold, also a Nevada based mineral exploration and production Company.  Mr. Wanner has also done independent mineral property exploration and development work, as well as developed safety and managerial skills in the retail sector.

Mr. Wanner does not have family relationship with any other executive officers or directors of the Company or persons nominated or chosen by the Company to become directors or executive officers.  Other than disclosed herein, there is no material plan, contract or arrangement (whether or not written) to which Mr. Wanner is a party or in which he participates that is entered into or material amendment in connection with the Company’s appointment of Mr. Wanner, or any grant or award to him or modification thereto, under any such plan, contract or arrangement in connection with the Company’s appointment of Mr. Wanner.   Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Departure of Certain Officers and Directors:

Concurrent with Mr. Wanner’s appointments, Mr. Ismael Gonzalez resigned from his positions as a member of the board of directors, and as President, Chief Executive Officer and Secretary.

This resignation was not as a result of any disagreement or dispute with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWINGPLANE VENTURES, INC.

Dated: February 18, 2015	By:	/s/Donald Ray Lamont Wanner Sr.
	Name:	Donald Ray Lamont Wanner Sr.
	Title:	Chief Executive Officer